Exhibit 99.33

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

CONCURSOS

MULTIPLATAFORMAS, S.A. (Sole-

Shareholder Company)

Abridged Financial Statements for the year ended 31 December 2017

DISCLAIMER: The English version is a translation of the original in Spanish for information purposes only. In case of a discrepancy, the Spanish original will prevail.

CONTENTS

1.	Abridged balance sheet at 31 December 2017

2.	Abridged statement of profit or loss for the year ended 31 December 2017

3.	Abridged statement of changes in equity for the year ended 31 December 2017

4.	Notes to the abridged financial statements for the year ended 31 December 2017

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Abridged balance sheet at 31 December 2017

(Expressed in euros)

ASSETS	Notes	2017 (*)

NON-CURRENT ASSETS		21,173

Intangible assets	5	20,850

Deferred tax assets	9	323

CURRENT ASSETS		3,538,577

Trade and other receivables	6.1	1,714,931
Trade receivables for Sales and Services		1,714,931

Current investments in group companies and associates	6.1	1,132,254
Cash and other equivalent liquid assets	7	691,392

TOTAL ASSETS		3,559,750

(*) The 2017 financial year comprises the period from 11 January 2017 (deed of incorporation) to 31 December 2017 (see Note 1).

The accompanying Notes 1 to 14 are an integral part of the abridged balance sheet at 31 December 2017.

Madrid, 27 March, 2018

Massimo Musolino

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Abridged balance sheet at 31 December 2017

(Expressed in euros)

EQUITY AND LIABILITIES	Notes	2017 (*)

EQUITY		2,045,944

CAPITAL AND RESERVES		2,045,944

Capital	8	60,000

Registered capital		60,000

Other partner contributions	8	429,763

Profit and loss for the year	3	1,556,181
CURRENT LIABILITIES		1,513,807

Short term Debts	6.2	15,800

Borrowings from group companies and associates	6.2	518,512

Trade and other payables		979,495
Suppliers	6.2	616,871
Suppliers, group companies and associates	6.2	184,822
Other payables to the public administration	9	177,802

TOTAL EQUITY AND LIABILITIES		3,559,750

(*) The 2017 financial year comprises the period from 11 January 2017 (deed of incorporation) to 31 December 2017 (see Note 1).

The accompanying Notes 1 to 14 are an integral part of the abridged balance sheet at 31 December 2017.

Madrid, 27 March 2018.

Massimo Musolino

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Abridged statement of profit or loss for the year ended 31 December 2017

(Expressed in euros)	Notes	2017 (*)
Revenue	10	4,861,282

Procurements	10	(959,928)

Other operating expenses	10	(1,819,527)

Amortisation for the fixed assets	5	(5,747)

PROFIT FROM OPERATIONS		2,076,080

Financial costs		(1,172)

FINANCIAL RESULT		(1,172)

PROFIT AND LOSS BEFORE TAX		2,074,908

Corporation tax	9	(518,727)

PROFIT AND LOSS FOR THE YEAR		1,556,181

(*) The 2017 financial year comprises the period from 11 January 2017 (deed of incorporation) to 31 December 2017 (see Note 1).

The accompanying Notes 1 to 14 are an integral part of the abridged income statement for 2017.

Madrid, 27 March 2018

Massimo Musolino

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Abridged statement of changes in equity for the year ended 31 December 2017

(Expressed in euros)

A) State of Abridged Recognised Revenue and Expenses for the year ending 31 December 2017

2017 (*)

Profit for the period	1,556,181

Income and expenses directly recognised to equity
From measurement of financial instruments	—
Cash flow hedges	—
Conversion differences	—
Grant, donations and heritage received	—
For actuarial gains and losses and other adjustments	—
Tax effect	—

Total income and expense recognised directly in equity	—

Transfers to profit or loss
From measurement of financial instruments	—
Cash flow hedges	—
Grant, donations and heritage received	—
Tax effect	—

Total amount transferred to income statement	—

TOTAL RECOGNISED INCOME AND EXPENSE	1,556,181

(*) The 2017 financial year comprises the period from 11 January 2017 (deed of incorporation) to 31 December 2017 (see Note 1).

The accompanying Notes 1 to 14 are an integral part of the abridged statement of recognised income and expense for 2017.

Madrid, 27 March 2018.

Massimo Musolino

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Abridged statement of changes in equity for the year ended December, 31 2017

(Expressed in euros)

B) Total Abridged Statement in equity for the year ended December, 31, 2017

	Share capital (Note 8)	Contributions from shareholders or owners (Note 8)	Legal reserve (Note 8)	Profit for the year	TOTAL

BALANCE AT 11 JANUARY 2017 (*)	60,000	—	—	—	60,000

Total recognised income and expense	—	—	—	1,556,181	1,556,181
Transactions with shareholders or owners
Contributions from shareholders (Note 8)	—	429,763	—	—	429,763

BALANCE AT END OF 2017	60,000	429,763	—	1,556,181	2,045,944

(*) The 2017 financial year comprises the period from 11 January 2017 (deed of incorporation) to 31 December 2017 (see Note 1).

The accompanying Notes 1 to 14 are an integral part of the statement of changes in total equity for 2017.

Madrid, 27 March 2018.

Massimo Musolino

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

1.                                      COMPANY ACTIVITY

Concursos Multiplataformas, S.A. (Sole-Shareholder Company) was incorporated on 11 January 2017. Its corporate purpose consists of carrying out activities as a gaming and betting operator, including the organisation, marketing and operation of gaming and betting activities, raffles, contests and any other activities in which amounts of money or any type of economically assessable objects are risked on future and uncertain results, and that allow such money or objects to be transferred between participants, regardless of the players’ level of skill that predominates or whether they are exclusively or mainly games of luck, bet or chance, including the advertising, promoting and sponsoring of such activities. All such activities are carried out in accordance with Spanish Law 13/2011, of 27 May, on gaming regulations.

Its registered office is located at Carretera de Fuencarral a Alcobendas, 4, 28049, Madrid.

The Company was incorporated by Premiere Megaplex, S.A. (Sole-Shareholder Company) as its sole shareholder.

On 12 January 2017, the plans for the spin-off of Premiere Megaplex, S.A. (Sole-Shareholder Company) were signed in favour of Concursos Multiplataformas, S.A. (Sole-Shareholder Company), whereby the contest business was segregated in favour of the latter and Premiere Megaplex, S.A. (Sole-Shareholder Company) maintained the online gaming business.

This spin off was registered with the Madrid Mercantile Registry on 23 February 2017.

On 24 February 2017, all of the share capital of Concursos Multiplataformas, S.A. (Sole-Shareholder Company) was sold to Mediaset España Comunicación, S.A., which since then has been its sole shareholder.

The Company’s functional currency is the euro.

2.                                      BASIS OF PRESENTATION OF THE ABRIDGED FINANCIAL STATEMENTS

2.1                               Regulatory financial reporting framework applicable to the Company

These abridged financial statements were prepared by the sole director in accordance with the regulatory financial reporting framework applicable to the Company, which consists of:

a.             The Spanish Commercial Code and all other Spanish corporate law.

b.             The General Accepted Accounting Plan approved by Royal Decree 1514/2007, which was amended by Royal Decree 602/2016, and its industry adaptations.

c.             The mandatory compliance rules approved by the Accounting and Audit Institute in order to implement the Spanish National Chart of Accounts and its supplementary rules.

d.             All other applicable Spanish accounting legislation.

The figures included in the abridged financial statements are expressed in euros, unless otherwise indicated.

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

2.2                               Fair presentation

The abridged financial statements were prepared from the Company’s accounting records, taking into account current accounting legislation in order to present fairly the Company’s equity, financial position and results of operations.

Any information or disclosures that were not considered material or did not have any significance in accordance with the concept of materiality defined in the conceptual framework of the 2007 Spanish National Chart of Accounts, and therefore did not have to be broken down due to their qualitative importance, were omitted from these abridged financial statements.

2.3                               Formulation of abridged financial statements

These financial statements correspond to the Company’s separate financial statements. This Company does not prepare consolidated financial statements and is a subsidiary of Mediaset España Comunicación, S.A., which presents consolidated financial statements. These consolidated financial statements and the consolidated management report for 2017 will be prepared in due time and form and filed with the corresponding auditor’s report with the Madrid Mercantile Registry within the periods established by law.

The 2016 consolidated financial statements of the Group, the head of which is Mediaset España Comunicación, S.A., were authorised for issue by the Parent’s directors at the Board of Directors meeting held on 23 February 2017.

These abridged financial statements for 2017, which were authorised for issue by the Company’s sole director on 27 March 2018, will be submitted for approval by the sole shareholder, and it is considered that they will be approved without any changes.

2.4                               Comparative information

As the Company began its activities in 2017, there are no figures for previous years.

2.5                               Key issues in relation to the assessment and estimation of uncertainty

In preparing the Company’s abridged financial statements, the sole director had to make judgements, estimates and assumptions that affect the application of accounting policies and the balances of assets, liabilities, income and expenses, and the breakdown of contingent assets and liabilities at the date of issue of these abridged financial statements. The related estimates and assumptions are based on historical knowledge and on various other factors that are understood to be reasonable in accordance with the circumstances, the results of which will be used as the basis in order to establish the judgements on the carrying amount of the assets and liabilities that are not readily available through other sources. The respective estimates and assumptions are reviewed on an ongoing basis; the effects of the reviews of the accounting estimates are recognised in the period in which they are made, if these only affect that period, or in the period of the review and in future periods, if the review affects both. However, the uncertainty inherent in the estimates and assumptions could lead to results that require adjustments to be made to the carrying amounts of the assets and liabilities affected in the future.

Aside from the general process of systematic estimates and their subsequent review, the sole director completes certain value judgements on matters with a particular impact on the abridged financial statements.

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

The main judgements, as well as any estimates and assumptions, relating to future events and other sources of estimation that were uncertain as of the date of authorisation for issue of the abridged financial statements that have a significant risk of giving rise to significant adjustments to assets and liabilities are as follows:

Taxation

Under the current law, taxes cannot be considered to have been definitively settled until the tax returns filed have been reviewed by the tax authorities or until the four-year limitation period has elapsed for each of the taxes to which the Company is subject. The sole director considers that there are no contingencies that might give rise to additional liabilities for the Company in the event of a review.

Impairment losses on non-current assets

The assessment of non-current assets, other than financial assets, requires estimates to be made in order to determine their fair value, for the purpose of assessing whether there are any possible impairment losses. To determine the fair value, the Company’s sole director considers the expected cash flows to be generated by the assets or by the cash-generating units to which such assets belong, and applies an appropriate discount rate to calculate the present value of these cash flows.

Useful life of intangible assets

The Company reviews the useful lives of its intangible assets on a regular basis, adjusting the provisions for amortisation prospectively if there is a change in this estimate.

Measurement of fair value, value in use and present value

The estimate of fair value, value in use and present value requires the Company to calculate future cash flows and make assumptions about the future values of these cash flows and the discount rates that apply. The related estimates and assumptions are based on past experience and other factors that are understood to be reasonable in view of the circumstances.

Deferred tax assets

Deferred tax assets are recognised for all those deductible temporary differences, tax loss carryforwards and unused tax credits to the extent that it is probable that the Company will have taxable profits in the future against which these assets can be offset. The sole director is required to make estimates in order to determine the amount of deferred tax assets that can be recognised, taking into account the amounts and dates on which future taxable profits will be obtained and the period over which taxable temporary differences may be reversed.

2.6                               Grouping of items

Certain items in the abridged balance sheet, abridged income statement and abridged statement of changes in equity are grouped together to facilitate their understanding; however, whenever the amounts involved are material, the information is broken down in the notes to the financial statements.

2.7                               Environmental disclosures

In view of the business activities carried on by the Company, it does not have any environmental liability, expenses, assets, provisions or contingencies that might be material with regard to its equity, financial

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

position and results. Therefore, no specific disclosures relating to environmental issues are included in these notes to the abridged financial statements.

3.                ALLOCATION OF PROFIT

The distribution of profit for the year proposed by the Board of Directors to the sole director is detailed as follows:

Euros
Basis of distribution
Profit	1,556,181
Total	1,556,181

Distribution
Legal reserve	12,000
Voluntary reserve	1,544,181
Total	1,556,181

Restrictions on the distribution of dividends

The Company is obliged to transfer 10% of profit for the year to the legal reserve until the balance of this reserve reaches at least 20% of share capital. This reserve is not distributable to shareholders until it exceeds 20% of share capital.

Once the provisions stipulated by law or by the Articles of Association are covered, dividends may only be distributed with a charge to profit for the year or to unrestricted reserves, if the value of equity is not lower than that of share capital or does not fall below share capital as a result of this distribution. For these purposes, profit allocated directly to equity may not be distributed either directly or indirectly. If there are retained losses that cause the value of the Company’s equity to be less than its share capital, the profit will be used to offset these losses.

4.                ACCOUNTING POLICIES AND MEASUREMENT BASES

The principal accounting policies and measurement bases used by the Company in preparing these abridged financial statements are as follows:

Intangible assets

Intangible assets are measured at their acquisition or production cost less any accumulated amortisation and any potential accumulated impairment losses. An intangible asset is recognised if, and only if, it is probable that it will generate future economic benefits for the Company, and its cost can be measured reliably.

The acquisition or production cost includes the finance costs of specific or general borrowings incurred before those assets that need more than one year to be ready for their intended use enter into operation.

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

Intangible assets are systematically amortised throughout their estimated useful lives and their recoverability is analysed when events or changes take place that indicate that their carrying amount may not be recoverable. The amortisation methods and periods applied are reviewed at the reporting date and, if necessary, adjusted prospectively.

If the Company loses the rights arising from the administrative concession as a result of failing to comply with the agreed terms, the carrying amount thereof must be taken to profit or loss for the period and a provision for risks and charges must be simultaneously recognised, which is estimated in accordance with the contractual terms, to cover any indemnities, sanctions, etc. that may arise from this non-compliance.

General licenses have a term of 10 years and may be extended for periods of an identical term. These licences are amortised on a straight-line basis over a period of 10 years.

Restricted licenses have a minimum term of 1 year and a maximum term of 5 years and may also be extended for successive periods of an identical term. These licenses are amortised on a straight-line basis over a period of between 1 year and 5 years, depending on the term of the license acquired.

Financial instruments

Financial assets

A)            Classification and valuation

At 31 December 2017, the Company’s financial assets were classified under “Loans and receivables”.

This category includes those financial assets that have arisen from the sale of goods and services in the normal course of the Company’s business, and also includes non-trade receivables, which are defined as those financial assets that, not having commercial substance, are not equity instruments or derivatives, have fixed or determinable payments and are not traded in an active market. This category does not include those financial assets for which the Company may not substantially recover all of the initial investment, other than because of credit deterioration.

These financial assets are initially measured at their fair value. In the absence of evidence to the contrary, the fair value is the transaction price and is equal to the fair value of the consideration paid plus any directly attributable transaction costs.

Following their initial recognition, the financial assets included in this category are measured at amortised cost. The interest accrued is recognised in the income statement using the effective interest method.

However, trade receivables maturing within one year where there is no contractual interest rate, and advances and loans to employees, dividends receivable and capital calls that are expected to be collected in the short term, are measured at their nominal value, both initially and subsequently, when the effect of not discounting the cash flows is not material.

Loans and receivables maturing in less than 12 months from the balance sheet date are classified as current, and those maturing within more than 12 months are classified as non-current.

B)            Interest received on financial assets

Interest and dividends from financial assets accrued after the date of acquisition are recognised as income in the abridged income statement. Interest must be recognised using the effective interest method.

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

For these purposes, unmatured accrued explicit interest at that time are independently recognised, by maturity, when the financial assets are initially recognised. Explicit interest is understood to be that obtained when applying the contractual interest rate of a financial instrument.

C)            Impairment of financial assets

At the reporting date the Company assesses whether the financial assets or group of financial assets have become impaired.

Financial assets recognised at amortised cost (loans and receivables)

The necessary valuation adjustments are made provided there is objective evidence that the value of a financial asset, or a group of financial assets, recognised at amortised cost, has become impaired as the result of one or more events that have occurred after its initial recognition and that have caused a reduction or delay in the estimated future cash flows.

Impairment losses on these financial assets are measured the difference between their carrying amount and the present value of the future cash flows that they are expected to generate, discounted at the effective interest rate calculated at the date of initial recognition. For financial assets subject to a variable interest rate, the effective interest rate at the reporting date of the abridged financial statements is used in accordance with the contractual terms. Models based on statistical methods or formulas are used to calculate the impairment losses on a group of financial assets.

Any impairment losses recognised, and their reversal when the amount of this impairment loss decreases as a result of a subsequent event, are charged or credited, respectively, to the income statement. The limit of any reversal of impairment losses is the carrying amount of the receivable that would be recognised at the date of reversal had no impairment loss been recognised.

D)            Derecognition of financial assets

The Company derecognises a financial asset, or part thereof, when the contractual rights on the cash flows from the financial asset expire or are transferred, and when substantially all the risks and rewards incidental to ownership of the financial asset are transferred, under circumstances that are evaluated by comparing the Company’s exposure, before and after the transfer, with the variability in the amounts and timing of the net cash flows of the transferred asset.

If the Company does not substantially transfer or retain the risks and rewards, the financial asset is derecognised when control thereof is not retained, a circumstance that is determined by the ability of the transferee to transfer the asset. If the Company retains control over the asset, it continues to recognise the asset at the amount to which it is exposed to changes in value of the transferred asset, i.e., for its continuing involvement, and recognises the associated liability.

When the financial asset is derecognised, the difference between the consideration received net of attributable transaction costs, taking into account any new asset obtained less any liability assumed, and the carrying amount of the financial asset, plus any amount accumulated that was recognised directly in equity, determines the gain or loss arising from the derecognition of this asset, and forms part of the profit or loss for the year in which it arises.

The Company does not derecognise financial assets, and recognises a financial liability for an amount equal to the consideration received in transfers of financial assets in which substantially all the risks and rewards of ownership are retained, such as in the case of note and bill discounting, with-recourse factoring,

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

sales of financial assets subject to an agreement to buy them back at a fixed price or at the selling price plus a lender’s return and the securitisation of financial assets in which the Company as the transferor retains a subordinated interest or any other kind of guarantee that absorbs substantially all the expected losses.

Financial liabilities

A)            Classification and measurement

At 31 December 2017, the Company’s financial liabilities were classified under “Accounts payable”.

This category includes those financial liabilities that have arisen from the purchase of goods and services in the normal course of the Company’s business and includes non-trade payables, which are defined as those financial liabilities that, not being derivative instruments, have no commercial substance.

Financial liabilities are initially recognised in the balance sheet at fair value, which, in the absence of evidence to the contrary, is the transaction price, which is equal to the fair value of the consideration received, adjusted by any directly attributable transaction costs.

Following their initial recognition, the financial liabilities included in this category are measured at amortised cost. The interest accrued is recognised in the income statement using the effective interest method.

However, trade payables maturing within one year where there is no contractual interest rate, and capital calls receivable from third parties on holdings that are expected to be paid in the short term, are measured at their nominal value, both initially and subsequently, when the effect of not discounting cash flows is not material.

B)            Derecognition of financial liabilities

The Company derecognises a financial liability when the obligation has expired. Own financial liabilities that are acquired are also derecognised, even if the intention is to resell them in the future.

When debt instruments are exchanged, provided they have substantially different terms, the original financial liability is derecognised and the new financial liability that arises is recognised. Similarly, a substantial modification of the terms of an existing financial liability is recognised.

The difference between the carrying amount of the financial liability -or of the portion thereof that has been derecognised- and the consideration paid -including directly attributable transaction costs, which includes any non-cash assets transferred or liabilities assumed- is recognised in the abridged income statement for the year in which derecognition takes place.

When debt instruments that do not have substantially different terms are exchanged, the original financial liability is not derecognised and the fees paid are recognised as an adjustment to its carrying amount. The amortised cost of the financial liability is determined by using the effective interest rate, which is equal to the carrying amount of the financial liability on the date of modification with the cash flows to be paid in accordance with the new terms.

Cash and cash equivalents

This heading includes cash on hand, current bank accounts and deposits and reverse repurchase agreements that meet all the following requirements:

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

•                  They can be converted into cash.

•                  They mature within three months from the acquisition date.

•                  They are not subject to a significant risk of change in value.

•                  They form part of the Company’s normal cash management policy.

Monetary items

Foreign currency transactions are initially translated to euros by applying the exchange rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate prevailing at the balance sheet date. The resulting exchange gains and losses and those that arise on settlement of the aforementioned assets and liabilities are recognised in the abridged income statement in the year in which they arise.

Non-monetary items

Non-monetary items measured at historical cost are recognised by applying the exchange rate prevailing on the transaction date.

Non-monetary items measured at fair value are recognised by applying the exchange rate prevailing on the date when their fair value was determined. Exchange gains or losses are recognised directly in equity if the non-monetary item is recognised in equity and in the abridged income statement if it is recognised in profit or loss for the year.

Corporation Income tax

Concursos Multiplataformas, S.A. (Sole-Shareholder Company) forms part of consolidated tax group 49/99, the Parent of which is Mediaset España Comunicación, S.A. Consolidated corporate income tax is calculated and settled by the Parent, thus generating a credit or debit with the Group companies.

The corporate income tax expense for the year is calculated by aggregating the current tax arising from the application of the corresponding tax rate to the taxable profit (tax loss) for the year, net of the existing tax relief and tax credits, and the changes that arose during the year in the deferred tax assets and liabilities recognised. The income tax expense is recognised in the income statement except when it directly relates to items recognised directly in equity, in which case it is also recognised in equity.

Deferred tax liabilities are recognised for the temporary differences existing at the balance sheet date between the tax bases of the assets and liabilities and their carrying amounts. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes.

The tax effect of temporary differences is included under “Deferred tax assets” or “Deferred tax liabilities” in the balance sheet, as appropriate.

The Company recognises a deferred tax liability for all the taxable temporary differences, except when otherwise stipulated in current legislation.

The Company recognises deferred tax assets for all the deductible temporary differences and tax credit and tax loss carryforwards to the extent that it is probable that the Company will have taxable profits in the future against which these assets can be offset, except when otherwise stipulated in current legislation.

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

Revenue and expenses

Revenue and expenses are recognised when the actual flow of the related goods and services occurs, regardless of when the resulting monetary or financial flow arises.

Revenue from sales and services

Revenue is recognised on the basis of the economic substance of the transaction.

Revenue is recognised when it is probable that the profit or economic benefits on a transaction will flow to the Company and that the amount of the revenue and the costs incurred or to be incurred can be measured reliably.

Revenue from contests is recognised at the amount collected and, therefore, the related prizes are included under “Other operating expenses”.

Classification of assets and liabilities as current and non-current

Assets and liabilities are classified in the balance sheet as current and non-current. For this purpose, assets and liabilities are classified as current when they are associated with the Company’s normal operating cycle and when they will foreseeably be sold, used, realised or settled during this period; they are different from the foregoing assets and will foreseeably mature, be sold or realised within one year; they are held for trading or they are cash and cash equivalents, the use of which is not restricted for a period of more than one year.

The Company’s normal operating cycle is less than one year.

Related party transactions

Transactions with related parties are recognised in accordance with the measurement bases detailed above.

The Company performs all its transactions with related parties on an arm’s-length basis. Also, the transfer prices are adequately supported and, therefore, the Company’s sole director considers that there are no material risks in this connection that might give rise to significant liabilities in the future.

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

5.             INTANGIBLE ASSETS

The detail of “Intangible assets” and of the changes therein in 2017 is as follows:

2017	12/01/2017	Additions	Disposals	31/12/2017

Cost
Gaming licenses	41,217	10,000	—	51,217
Total	41,217	10,000	—	51,217

Accumulated amortisation
Gaming licenses	(24,620)	(5,747)	—	(30,367)
Total	(24,620)	(5,747)	—	(30,367)

Carrying amount
	16,597			20,850

At 31 December 2017, the fully amortised intangible assets still in use amounted to EUR 12,500.

The intangible asset contributed by the sole shareholder in the transaction described in Note 1 was recognised on 12 January 2017.

At 31 December 2017, the Company recognised its restricted and general licenses as intangible assets, the carrying amount of which totalled EUR 8,167 and EUR 12,683, respectively.

6.             FINANCIAL INSTRUMENTS

6.1          Financial assets

The breakdown of “Financial assets” at 31 December 2017 is as follows:

2017

Short-term financial assets
Trade and other receivables	1,714,931
Current investments in Group companies and associates (Note 11)	1,132,254

Total	2,847,185

The detail of the investments in Group companies and associates at 31 December 2017 is as follows:

1.- Line of credit with Mediaset España Comunicación, S.A.

The terms of the line of credit between the Company and Mediaset España Comunicación, S.A. at 31 December 2017 were as follows:

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

	In euros			Date
		Drawn down
	Limit	31/12/2017	Interest rate (*)	Grant date	Maturity date

			One-month Euribor (balance receivable)

Line of credit with Mediaset España
Comunicación, S.A.	10,000,000	1,132,254	One-month Euribor + 2.50% (balance payable)	24/02/2017	31/12/2018

(*) If the Euribor is negative, the applicable interest rate is 0%.

Financial instrument risk management policies

To efficiently manage the risks to which the Company is exposed, certain control and prevention mechanisms have been designed and implemented, led by the senior executives of the Mediaset España Comunicación Group of which the Company forms part in its Audit Committees. These mechanisms have been put into place in the corporate governance rules and have been applied throughout the Group.

The measures adopted by the Group to manage risks can be classified into three main categories and were designed to cover exposure to credit risk, liquidity risk and market risk.

Credit risk management

Credit risk arises from the possible loss caused when contractual obligations are breached by the Company’s counterparties, i.e. due to the possibility of not recovering the financial assets at the amount recognised and by the deadline established.

The credit risk management policy was designed to minimise the possible impact of default by customers through both the design of the mechanisms guaranteeing collection and, where appropriate, sufficient guarantees to secure payment in deferred sale transactions.

In order to manage credit risk, the Company distinguishes between those financial assets arising from operating activities and from investing activities:

Operating activities

Virtually all of the Company’s operating activities are focused around contests.

The financial assets arising from operating activities are mainly trade receivables for sales and services.

The Company monitors the age of its debt on an ongoing basis, and there were no situations involving significant risk at the end of the year.

Investing activities

There is a financial risk management procedure manual that establishes the general criteria governing investments of cash surpluses of the Group of which the Company forms part and that mainly consist of the following:

Investments with financial institutions (Spanish or foreign) of recognised solvency.

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

•                              Investments in naturally conservative products (bank deposits, debt repos, etc.), where the reimbursement of the capital invested is generally guaranteed.

•                              The authorisations for the related investments are determined based on the powers of attorney granted to the Group’s senior executives and, in any case, are severely restricted (depending on the amount, managing directors, chief operating officer, chief financial officer).

•                              With regard to the investment term, as a general rule the term will not exceed a period of 3 months, and investments with automatic availability of funds are the most frequent.

Market risk management

Market risk arises from the possible loss caused by changes in the fair value or in the future cash flows of a financial instrument due to changes in market prices. There are no financial risks associated with significant changes in interest rates.

Liquidity risk

Liquidity risk would arise from the possible inability of the Company to avail itself of or to access liquid funds of a sufficient amount and at an appropriate cost to enable it to meet its payment obligations at all times. The Company’s objective is to maintain the necessary level of available liquid funds.

The Group’s policies establish the minimum liquidity limits that must be maintained at all times:

•                              Liquidity surpluses may only be invested in certain types of assets that guarantee their liquidity (see the previous section on credit risk-investing activities).

Foreign currency risk

With regard to foreign currency risk, the Company does not perform significant transactions in foreign currency.

6.2                                        Financial liabilities

The breakdown of “Financial liabilities” at 31 December 2017 is as follows:

2017
Current financial liabilities
Current payables	15,800
Current payables to Group companies and associates (Note 11)	518,512
Trade and other payables	801.693
Total	1,336,005

The contractual liabilities at 31 December 2017 mature within less than one year.

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

a)                                              Current payables

At 31 December 2017, the Company had current payables in the amount of EUR 15,800, which relate to prizes that had yet to be paid as they were still being processed.

b)                                                Borrowing from group companies and associates

Euros
2017
Current payables to Group companies due to the tax effect (Corporate income tax) (Note 9)	518,512
518,512

c)                                      Trade and other payables

Euros
2017
Payable to suppliers - Group companies and associates (Note 11)	184,822
Payable to suppliers	616,871
801,693

6.3                                          Information on the average period of payment to suppliers. Additional provision three. “Disclosure obligation” provided for in Spanish Law 15/2010, of 5 July.

The average period of payment to suppliers in commercial transactions for 2017 is as follows:

2017
(Days)
Average period of payment to suppliers	105
Ratio of transactions settled	120
Ratio of transactions not yet settled	46
(Euros)
Total payments made	1,419,120
Total payments outstanding	373,050

In accordance with the ICAC Resolution, the average period of payment to suppliers was calculated by taking into account the commercial transactions corresponding to the delivery of goods or provision of services that took place from the date of entry into force of Spanish Law 31/2014, of 3 December.

For the exclusive purpose of providing the information envisaged in this Resolution, suppliers are considered to be trade creditors for the supply of goods or services included in “Payable to suppliers” and “Payable to suppliers - Group companies and associates” under current liabilities in the abridged balance sheet.

“Average period of payment to suppliers” is understood as the time elapsed between the date the supplier delivers the goods or provides the services and the date of actual payment.

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

It should be noted that the difference with regard to the maximum stipulated in the regulations on late payment is due almost exclusively to the rigorous control exercised by the Company in relation to the commercial and tax requirements that must be met by the invoices received and that implies that they are not paid until the incidents detected have been rectified.

7.                                               CASH AND CASH EQUIVALENTS

The breakdown of this heading at 31 December 2017 is as follows:

Euros
2017
Demand deposits	691,392
691,392

Current accounts earn interest at the market rate for these types of accounts. There are no restrictions on the availability of these balances.

8.                                               EQUITY

Share capital

The Company was incorporated on 11 January 2017 by Premiere Megaplex, S.A. (Sole-Shareholder Company) as its sole shareholder.

On 24 February 2017, all of the share capital of Concursos Multiplataformas, S.A. (Sole-Shareholder Company), which belonged to Premiere Megaplex, S.A. (Sole-Shareholder Compan), was sold to Mediaset España Comunicación, S.A. (Note 1).

The share capital at 31 December 2017 amounted to EUR 60,000 and is represented by 60,000 fully subscribed and paid shares of EUR 1.00 par value each. The Company’s sole shareholder is Mediaset España Comunicación, S.A.

Other shareholder contributions

On 12 January 2017, the plans for the spin-off of Premiere Megaplex, S.A. (Sole-Shareholder Company) were signed in favour of Concursos Multiplataformas, S.A. (Sole-Shareholder Company), whereby the contest business was spun off in favour of the latter and Premiere Megaplex, S.A. (Sole-Shareholder Company) maintained the online gaming business (see Note 1).

This spin off was registered with the Madrid Mercantile Registry on 23 February 2017.

The assets and liabilities contributed by Premiere Megaplex, S.A. (Sole-Shareholder Company) as a result of the spin-off of the contest business are listed as follows (in euros):

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

Intangible assets	16,597
Deferred tax assets	537
Non-current assets	17,134
Trade and other receivables	2,326,329
Current assets	2,326,329
Total assets	2,343,463
Current payables	12,800
Current payables to Group companies	257,580
Trade and other payables	1,013,701
Payable to suppliers - Group companies and associates	320,485
Other accounts payable to public authorities	309,134
Current liabilities	1,913,700
Equity and liabilities	1,913,700

Total shareholder contributions	429,763

The managing bodies of the spun-off company (Premiere Megaplex, S.A. (Sole-Shareholder Company) and of the beneficiary (Concursos Multiplataformas, S.A. (Sole-Shareholder Company) are subject to the special regime for mergers, spin-offs, asset contributions, share exchanges and change of registered office of a European company or a European cooperative entity from one EU Member State to another established in Chapter VII of Title VII of Spanish Law 27/2014, of 27 November, on Corporation Tax (Corporation Tax Act, Ley del Impuesto sobre Sociedades).

Legal reserve

Under commercial law, companies are required to transfer 10% of net profit for each year to the legal reserve until the balance of this reserve reaches at least 20% of share capital. This reserve is restricted and may only be used to offset losses if no other reserves are available for this purpose.

At 31 December 2017, the balance of the legal reserve had not yet reached the legally required minimum.

As indicated in Note 3, following the approval by the sole shareholder of the proposed distribution of profit, the legal reserve will have reached the legally required minimum.

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

9.                                               TAX MATTERS

Under current legislation, taxes cannot be deemed to have been definitively settled until the tax returns filed have been reviewed by the tax authorities or until the statute-of-limitations period, currently established at four years, has expired.

The Company had the items and periods detailed below open for review:

Item(s)	Periods
Income tax	—
Personal income tax withholdings / prepayments	2017
Tax on gaming activities	2017

As the Company’s main activities include gaining activities, it does not file regular VAT returns, in accordance with section 20.19 of Spanish Law 37/1992, of 28 December, on Value-Added Tax (Ley del Impuesto sobre el Valor Añadido).

On the basis of the best interpretation of current legislation, the Company’s Sole Director and its legal advisers consider that a tax audit, should it be conducted, would not give rise to any tax contingencies of material amounts in the event of discrepancies in the interpretation of the tax legislation applicable to the Company’s operations. It was therefore not considered necessary to include any provision in this regard in the accompanying abridged balance sheet.

The detail of the current tax liability balances at 31 December is as follows:

Euros
2017
Personal income tax withholdings	79
Tax on gaming activities	177,723
Other accounts payable to public authorities	177,802

Spanish Law 13/2011, of 27 May, on gaming regulations, establishes a tax on gaming activities, the taxable event of which consists of authorising, conducting or organising games, raffles, contests, bets and other activities in Spain, as well as random drawings for advertising or promotional purposes, also Spain.

The tax base and the tax rate depend on the type of game, in accordance with this law.

9.1                                        Calculation of income tax

The reconciliation of net income and expenses for the year to the taxable profit for income tax purposes is as follows:

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

	Euros
	Income statement
	Increases	Decreases	Total
2017
Income and expenses for the year	1,556,181	—	1,556,181
Continuing operations	1,556,181	—	1,556,181
Income tax	1,556,181	—	1,556,181
Continuing operations	518,727	—	518,727
	518,727	—	518,727
Income and expenses for the year before tax	2,074,908	—	2,074,908
Temporary differences	—	(715)	(715)
Taxable profit	2,074,908	(715)	2,074,193

The temporary differences are due to the different tax and accounting criteria used in the treatment of amortisations.

The reconciliation of the income tax expense / (income) to the result obtained by multiplying the tax rates applicable to the total recognised income and expenses and separately to the balance in the abridged income statement, is as follows:

Euros
Income statement
2017
Income and expenses for the year before tax	2,074,908
Theoretical tax charge at 25%	518,727
Temporary differences	(179)
Tax credits	(36)
Effective tax expense / (income)	518,512

The income tax expense is broken down as follows:

Euros
Income statement
2017
Current tax	(518,512)
Deferred tax	(215)
(518,727)

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

The tax payable/(refundable) for 2017 is broken down as follows:

Euros
2017
2017
Taxable profit	2,074,193
Gross tax payable (25%)	518,548
Tax credits	(36)
Income tax payable (Note 11)	518,512

9.2                                        Deferred tax assets

The detail of “Deferred tax assets” and of the changes therein is as follows:

	12/01/2017	Income statement	31/12/2017
2017
Deferred tax assets
Adjustments to provisions for amortisations	538	(215)	323
	538	(215)	323

No tax incentives were applied during the year, or as a result of commitments assumed in relation these incentives.

The Corporation Tax Act establishes that tax losses calculated on the basis of the rules applicable to determine the tax base of the companies may be offset in future tax periods without any time limit.

10.                                        REVENUE AND EXPENSES

a)                                              Segment reporting

The breakdown of the Company’s revenue relating to its ordinary activities is as follows:

Euros
2017
Gaming income
Participation in contests	4,861,282
4,861,282

All of the Company’s income in the year ended on December 31, 2017 came from participation in contests, whereby contestants participated through telephone calls or by sending text messages in order to obtain a prize in cash or in kind.

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

The Company has contracted a third party to manage the income obtained and to provide various services, such as those necessary to facilitate the participation of the users. The income for 2017 was invoiced in full to this company, along with a portion of the expenses for the services provided.

All income was generated in Spain.

b)                                              Procurements

The breakdown of this line item for the year ended 31 December 2017 is as follows:

Euros
2017
Procurements
Work performed by other companies	959,928
959,928

c)                                               Other operating expenses

The breakdown of “Other operating expenses” for the year ended 31 December 2017 is as follows:

Euros
2017
Concessions and licences	888
Independent professional services	68,451
Other transport	38
Insurance	75
Prizes	802,321
Other expenses and services	66,188
Taxes other than income tax	881,566
1,819,527

11.                                        RELATED PARTY TRANSACTIONS

Related companies

The related parties with which the Company carried out transactions in 2017 and the nature of the relationship in each case are as follows:

Name	Nature of the relationship
Mediaset España Comunicación, S.A.	Sole shareholder
Producciones Mandarina, S.L.	Common shareholder
La Fábrica de la Tele, S.L.	Common shareholder
Supersport Televisión, S.L.	Common shareholder

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

The balances held with the related parties detailed in table above at 31 December 2017 are as follows:

Payable to suppliers - Group
companies and associates
(Note 6.2)
31/12/2017
Mediaset España Comunicación, S.A.	4,056
La Fábrica de la Tele, S.L.	176,456
Supersport Televisión, S.L.	4,310
184,822

	Short-term debt with group companies (tax effect)	Current account receivables from Group companies
	(Note 6.2)	(Note 6.1)
	31/12/2017	31/12/2017
Mediaset España Comunicación, S.A.	518,512	1,132,254
	518,512	1,132,254

The transactions performed with the related parties detailed above for 2017 are as follows:

	Procurements	Interest expense
	31/12/2017	31/12/2017
Mediaset España Comunicación, S.A.	3,781	404
La Fábrica de la Tele, S.L.	235,743	—
Producciones Mandarina, S.L.	16,200	—
Supersport Televisión, S.L.	5,935	—
	261,659	404

The transactions carried out with related parties are related to the Company’s ordinary course of business and are performed on an arm’s-length basis.

Sole Director and senior executives

The Company’s Sole Director did not perform any transactions during the year with the Company or with other Group companies other than in the normal course of business or other than on an arm’s-length basis.

No individual represented the Company in 2017 on other managing bodies, as it was not a legal entity director at any other company.

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

a)                                              Remuneration of the sole director and senior executives

In 2017 no insurance premiums were paid for third-party liability insurance for the sole director in relation to any damage caused in exercising his office.

The sole director did not received any remuneration for holding this position. The Company does not have any senior executives, as these functions are assumed by the sole shareholder.

At 31 December 2017, the Company had no pension or life insurance obligations to the former or current members of its managing body, nor had it undertaken to provide any guarantees on their behalf.

At 31 December 2017, no advances or loans were granted to the sole director.

b)                                              Other disclosures concerning the sole director

In relation to section 229 of the Ley de Sociedades de Capital (Spanish Companies Act), the sole director stated that he had no conflicts of interest with those of the Company.

12.                                        OTHER INFORMATION

a)                                              Employment structure

The Company did not have any employees as at 31 December 2017.

b)                                              Fees paid to auditors

The fees in connection with the audit of the abridged financial statements for 2017 amounted to EUR 6,500 (EUR 7,865 including VAT).

13.                                        GUARANTEE COMMITMENTS TO THIRD PARTIES

At 31 December 2017, the detail of guarantees provided is as follows:

Euros
2017
Guarantees provided to the DGOJ	250,000
250,000

The aforementioned guarantee is provided to the Directorate General for Gaming Regulations (DGOJ) and related to the restricted licenses to implement and operate the various games.

CONCURSOS MULTIPLATAFORMAS, S.A. (Sole-Shareholder Company)

Notes to the Abridged Financial Statements for the year ended 31 December 2017

(Expressed in euros)

14.                                        SIGNIFICANT EVENTS AFTER THE REPORTING PERIOD

No significant events took place from 31 December 2017 to the date of authorisation for issue of these abridged financial statements that gave rise to changes therein.

15.                                            EXPLANATION ADDED FOR TRANSLATION TO ENGLISH

These financial statements are presented on the basis of the regulatory financial reporting framework applicable to the company in Spain (see Note 2.1). Certain accounting practices applied by the Company that conform with that regulatory financial reporting framework may do not conform with other generally accepted accounting principles and rules.